Exhibit 99.1

Fully Disclosed Clearing Agreement

This agreement (the "Agreement") is made between Legent Clearing LLC, ("Clearing Broker"), and Network 1 Financial Securities, Inc. ("Correspondent"), having the form of organization set forth below.

Recitals

WHEREAS, Correspondent desires that Clearing Broker shall provide certain services (the "Services") to Correspondent with respect to accounts of introduced customers (individually, a "Customer", collectively, the "Customers") and proprietary accounts (collectively, "Accounts") introduced to Clearing Broker by Correspondent, which include: (i) executing, clearing and settling securities transactions ("Transactions") on behalf of Correspondent; (ii) preparing and delivering confirmations of Transactions and periodic Account statements; (iii) extending credit ("Margin") to Accounts; (iv) performing cashiering functions, including, but not limited to, receiving and delivering checks, funds and securities and collecting commissions and other fees of Correspondent; (v) safeguarding Account funds and securities; and (vi) maintaining books and records with respect to the Accounts;

WHEREAS, the parties are subject to certain state and federal laws and regulations relating to securities markets and transactions and the customs and usages, rules, by-laws, and constitutions of the Securities and Exchange Commission (the "SEC"), the Financial Industry Regulatory Authority ("FINRA"), any national or regional securities exchange ("Exchange"), any registered clearing agencies, the Board of Governors of the Federal Reserve System, or the United States Department of the Treasury (collectively, the "Applicable Rules");

WHEREAS, the word "securities" as used within this agreement shall have the same meaning and be defined in the same manner as provided by Section 3(a)(10) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

WHEREAS, Correspondent is a securities broker/dealer and desires to utilize the Services as provided in this Agreement in accordance with the Applicable Rules.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Clearing Broker and Correspondent hereby covenant and agree as follows:

Section 1. General Provisions

1.1 Incorporation of Recitals. The above recitals are hereby incorporated as an integral part of this Agreement as if fully set forth herein.

1.2 No Agency or Partnership Created. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between Clearing Broker and Correspondent.

1.3 Anti-money Laundering Cooperation. Clearing Broker and Correspondent acknowledge the obligation each has to comply with the anti-money laundering provisions of the U.S.A. PATRIOT ACT and the Applicable Rules. Clearing Broker and Correspondent agree to cooperate and share information regarding individuals, entities, organizations and other persons to assist the other in detecting money laundering activities and shall submit and annually renew their 314(b) information sharing certifications and other documents required pursuant to Applicable Rules to permit the sharing of information between the parties in order to qualify for any safe harbor provided with respect to such information sharing and cooperation.

1.4 Allocation of Responsibility. As between Clearing Broker and Correspondent, Correspondent shall be responsible for the relationship with each Customer. Clearing Broker's function is limited to the provision to Correspondent of the Services as described herein. Unless specifically allocated to Clearing Broker, Correspondent shall be responsible for all duties and functions with respect to Customers and concerning any Accounts.

Section 2. Services to be Performed by Clearing Broker

2.1 Services. The Services shall include the following:

2.1.1 Opening of Accounts. Clearing Broker shall establish Accounts for Customers introduced by Correspondent, upon receipt from Correspondent of the information described in Section 3.1. Upon receipt of information from Correspondent changing or correcting any information with respect to the Account, Clearing Broker will make such change or correction. Clearing Broker shall act on information provided by Correspondent in reliance upon the representations and covenants made by Correspondent within this Agreement regarding the Customer Identification Program and Anti-Money Laundering Program of the Correspondent.

Clearing Broker shall compare all new Accounts opened on its systems and all substantial changes made to account data resident on its systems, to determine if any Customer identified in any new or change to an Account may be restricted pursuant to a United States Department of Treasury Office of Foreign Assets Control ("OFAC") list of Specially Designated Nationals and Blocked Persons or other published compilation of prohibited or designated persons as mandated by any Applicable Rule. Clearing Broker shall periodically compare the database of Customers to the existing OFAC list. If any comparison identifies a Customer with an interest in an Account as being subject to the OFAC list, Clearing Broker shall notify Correspondent of the comparison and Correspondent shall cooperate fully with Clearing Broker to determine whether, in fact, the Customer is the subject of any restriction. If a Customer is the subject of any OFAC list, Clearing Broker in its sole discretion may implement any action determined to be necessary or appropriate including but not limited to immediate termination of services with respect to the Account.

Correspondent acknowledges that Clearing Broker relies on a third party vendor to provide current OFAC and other government restricted list data and Clearing Broker shall not be held liable for any errors or omissions caused by such third patty vendor.

2.1.2 Execution. Clearing Broker shall execute Transactions in accordance with orders and instructions received from Correspondent pursuant to Section 3.2 below. If Correspondent gives specific instructions with respect to routing of Transactions, the Clearing Broker will follow those instructions. If Correspondent does not give such specific instructions with respect to the routing of Transactions, the Clearing Broker may (a) execute the order with another brokerage firm that is a market maker in the security involved, (b) execute the order through a primary or regional exchange, or (c) execute the order through another market center where it believes that the required elements for best execution are present, in each case in accordance with a 31 Applicable Rules and Correspondent direction. In return for routing an order to a specific market, the Clearing Broker may receive cash payment or favorable adjustments on trade errors. Any remuneration received by the Clearing Broker will be considered a reduction of its execution costs and will not accrue to Accounts. The Clearing Broker will comply with all Applicable Rules concerning disclosure to Customers regarding order routing and payment for order flow.

2.1.3 Confirmations. Except as may otherwise be agreed, Clearing Broker shall generate and mail directly to Customers in accordance with instructions received and accepted from Correspondent confirmations with respect to all Transactions. Clearing Broker shall provide copies to Correspondent of all such confirmations and any other written communications sent to and received from a Customer. Correspondent understands and agrees that all such confirmations shall indicate that the Account is introduced to Clearing Broker by Correspondent.

2.1.4 Books and Records. Clearing Broker shall prepare and maintain books and records with Respect to Transactions and Accounts as required by the Applicable Rules. Clearing Broker shall also maintain on behalf of Correspondent such additional books, records, and other documents or information as Correspondent shall request and Clearing Broker may agree. Clearing Broker shall upon request of Correspondent provide Correspondent with access to, at Correspondent's expense, originals or copies of any such books, records, documents and information in the possession of Clearing Broker.

2.1.5 Cashiering. Clearing Broker shall perform certain cashiering functions for Correspondent. Said functions may include the processing of deposits by Correspondent to bank accounts established by and for the benefit of Clearing Broker of customer funds and the receipt by Correspondent of securities sold for the Accounts as well as certain administrative functions relating thereto. All customer funds shall be promptly deposited and securities shall be promptly forwarded by Correspondent to Clearing Broker. Clearing Broker shall be responsible for performing administrative and bookkeeping functions with respect to deposits, fees and charges in the Accounts. Clearing Broker shall not be responsible for any securities or funds until properly delivered to Clearing Broker pursuant to Clearing Broker's requirements. Correspondent shall not be entitled to issue checks or any negotiable instruments directly to Customers using instruments for which the Clearing Broker is the maker or drawer without written approval of the Clearing Broker. Approval shall be at the sole discretion of the Clearing Broker and may be considered only upon Correspondent providing notice and evidence satisfactory to the Clearing Broker of the establishment and ability to maintain and enforce supervisory procedures with respect to the issuance of checks or negotiable instruments pursuant to Section 3.9.

For all transactions using wired funds, whether incoming or requests for transfers, Clearing Broker or its agent shall compare relevant information against information supplied by third parties regarding persons subject to the OFAC list. Any instructions or requests for transfers of funds to persons not identified as a Customer shall be subject to prior approval of the Clearing Broker. Clearing Broker shall review relevant information regarding third party payments and deliveries, including the payee's name and address and the recipient bank's name and address, to detect persons subject to the OFAC list.

2.1.6 Margin. With respect to any Account in which Margin is requested to be extended, Clearing Broker shall obtain from Correspondent an agreement executed by the Customer in form and substance satisfactory to Clearing Broker (the "Margin Agreement"), All Transactions shall be considered cash transactions until such time as Clearing Broker has received, approved and accepted the applicable executed Margin Agreements. Clearing Broker shall generate and make all Margin and Margin maintenance calls in accordance with the Applicable Rules. Clearing Broker shall have sole discretion with respect to the amount of Margin maintained by any Account, and may, in its sole discretion, impose higher Margin requirements than those imposed by the Applicable Rules. Clearing Broker, as creditor, is responsible for compliance with Regulation T, 12 CFR, part 220, the Federal Margin Regulations promulgated by the Board of Governors of the Federal Reserve System (the "Board"), any interpretive ruling issued by the Board, and any other applicable Margin and maintenance requirements of the Applicable Rules with respect to Margin Accounts. As provided in Section 3.5 herein, Correspondent is responsible for obtaining all cash or securities required to be deposited in the Accounts, whether to satisfy a debit balance or other liability arising in an Account (individually and collectively, the "Account Debits") or otherwise. Notwithstanding the above, Clearing Broker may, at any time, and without liability or obligation to do so (or to do so again in the future), contact any Customer or collect funds or securities from any Customer with respect to any Account Debit with or without prior notice to Correspondent. Nothing contained in this Agreement shall relieve Customer from his/her obligation to pay to Clearing Broker all amounts due in his/her Account.

2.1.7 Account Transfers. Pursuant to written notification executed by a Customer and forwarded by Correspondent to Clearing Broker, any Customer may choose to transfer its Account to another broker dealer. Upon receipt of such notice, Clearing Broker shall have exclusive responsibility for compliance with Applicable Rules. Clearing Broker may accept and process directions received directly from the Customer with respect to the transfer of the Account to another broker dealer; Clearing Broker may refuse to accept any other orders or instructions received directly from a Customer except those received on behalf of Customer from Correspondent.

2.1.8 Correspondent and Customer Service. Clearing Broker shall be responsible for receiving and responding to all inquiries from Correspondent regarding the Accounts and all confirmations and statements relating to the Accounts. Except as otherwise required by the Applicable Rules, all such inquiries should initially be directed to Clearing Broker's Customer Service Department.

2.1.9 Fully Disclosed Basis. Clearing Broker shall carry the Accounts on a fully disclosed basis. Clearing Broker shall be responsible for making all disclosures to Customers required by FINRA Rule 3230(g). Correspondent shall be responsible to make any disclosures and obtain any agreements from its Customers required by the Applicable Rules, including, without limitation, any disclosures or agreements required for listed options, penny stocks, derivative securities, account transfers or conversions. The cost of making such disclosures or obtaining such agreements shall be borne by Correspondent.

2.1.10 Clearance and Settlement of Trades. Clearing Broker shall clear and settle Transactions in the Accounts in accordance with the Applicable Rules. Clearing Broker shall receive from Correspondent or directly from Customer any securities sold and will deliver such securities in accordance with the Applicable Rules.

2.1.11 Statements. Clearing Broker shall prepare and mail directly to Customers in accordance with instructions received and accepted from Correspondent periodic statements for the Accounts in accordance with the Applicable Rules. All such statements shall indicate that the Account is introduced by Correspondent and carried by Clearing Broker. Each such statement shall contain the name and telephone number of the Customer Service Department at Clearing Broker that Customers can contact with questions regarding the Account and shall disclose that all funds and securities of Customers are in the custody of Clearing Broker and not of Correspondent.

2.1.12 Safekeeping. Clearing Broker shall hold in custody and safe-keeping all securities and payments received for the Accounts, collect and disburse dividends and other distributions with respect to street name securities within the Accounts and process in accordance with any instructions received from Correspondent exchange offers, rights offerings, warrants, tender offers, redemptions or proxy requests received with respect to securities in the Accounts.

2.1.13 Exception and Suspicious Activity Reports. To the extent provided by Applicable Rules, at the commencement of this Agreement and annually thereafter, Clearing Broker shall furnish to Correspondent a list of reports that may assist Correspondent, in Correspondent's sole opinion, in supervising and monitoring Accounts, including, but not limited to, exception reports. Correspondent shall promptly notify Clearing Broker as to which of such reports should be furnished to Correspondent. It is understood that Clearing Broker shall not be responsible for supervising Correspondent's activities or compliance with Applicable Rules. On an annual basis within thirty (30) days of July 1 of each year, Clearing Broker shall provide to Correspondent's Chief Executive Officer and Compliance Officer a list of reports offered to Correspondent, and shall specify those reports actually requested by, or supplied to, Correspondent as of the report date. Clearing Broker will file a copy of such notice with Correspondent's designated examining authority.

Clearing Broker shall conduct screening of Customer Account activity to detect indications of suspicious cash transactions or security transfer activities that could indicate violations of Applicable Rules including money laundering. Clearing Broker shall provide Correspondent with reports indicating potential suspicious activity and provide reasonable and necessary training to Correspondent in the use of such reports to assist Correspondent in complying with its anti-money laundering and reporting obligations under the Applicable Rules. Nothing contained herein, however, shall relieve Correspondent from its obligations to establish, maintain and enforce a Customer Identification Program and to file such reports required of Correspondent under Applicable Rules including, but not limited to, cash and currency transaction reports, suspicious activity reports, and such other reports required pursuant to Applicable Rules.

2.1.14 Customer Complaints. To the extent provided by Applicable Rules, Clearing
Broker shall promptly furnish to Correspondent and Correspondent's designated examining authority any written complaint from a Customer with respect to Correspondent's responsibilities and functions hereunder received by Clearing Broker. Clearing Broker shall notify such Customer in writing that Clearing Broker received such complaint and furnished same to Correspondent for response and to Correspondent's designated examining authority.

2.1.15 Confidentiality of Customer Information. Clearing Broker shall maintain the confidentiality of all non-public personal information provided with respect to the Customer and shall provide for adequate security and integrity of the records regarding such customer information in accordance with the Applicable Rules. Clearing Broker shall provide each Customer with a notice regarding its privacy policies and procedures in accordance with Regulation S-P of the SEC upon the opening of the Account.

2.1.16 Access to Electronic Order Entry Devices. To the extent that Clearing Broker provides Correspondent with electronic order entry devices to route orders to any National Exchange or securities market, Clearing Broker shall assure itself that Correspondent employs adequate written control procedures to minimize the potential for errors. Correspondent assumes all risk in the utilization of such devices.

2.1.17 Order Audit Trail System (OATS). Clearing Broker has taken all necessary steps to comply with FINRA's requirements relating to the Order Audit Trail System ("OATS"). To the extent applicable, for all NASDAQ transactions executed by Clearing Broker, Clearing Broker agrees to perform OATS reporting for all data commencing at the time order is received by Clearing Broker. Clearing Broker will not report any data (a) covering time periods before an order is received, (b) on transactions that were settled and/or cleared but not executed by Clearing Broker, or (c) for transactions that were cleared through another clearing broker. Correspondent is required to file a "new order report" detailing the time the order was entered by Correspondent and a "route report" indicating the time the order was sent to Clearing Broker in order to satisfy Correspondent's OATS requirements. Unless Correspondent is otherwise required to do so by applicable laws or regulations, this Agreement shall not impose a supplemental duty on Correspondent to file such "new order reports" on trades executed by Correspondent.

2.1.18 Incoming and Outgoing Securities. For securities received, Clearing Broker shall review names of specified holder of the security, to detect possible violations of OFAC restrictions in those circumstances when the registration on the security received is different than the name on the account into which the securities are deposited. For outgoing securities to third parties, Clearing Broker shall check the names and addresses of the third party to whom the security is to be delivered, to detect possible violations of OFAC restrictions.

2.1.19 Bulletins and Other Informational Memoranda. Clearing Broker shall from time to time issue Bulletins or other informational memoranda to Correspondent setting forth Clearing Broker's policies and procedures including anti- money laundering and terrorist financing. Correspondent agrees to become familiar with such Bulletins and informational memoranda and to abide by them.

2.2 Right to Subcontract. In performing the Services, Clearing Broker may contract with third party data processing, service bureaus or other vendors to provide ancillary or support services (the "Vendors"). With respect to certain Services designated by Clearing Broker, Correspondent shall contract directly with Vendors identified by Clearing Broker or as may be selected by Correspondent and approved by Clearing Broker. Clearing Broker shall not be responsible for any losses, damages, liability or expenses claimed by Correspondent or Customers arising from any failure to perform, errors, omissions or delay, inadequacy or insufficiency of performance by any Vendor whether such Services are performed pursuant to an agreement between Vendor and Clearing Broker or Vendor and Correspondent. Upon Correspondent's reasonable request, Clearing Broker will cooperate with Correspondent in asserting such rights as Clearing Broker may have pursuant to contracts with the Vendors.

2.3 Limitations and Restrictions.

2.3.1 Clearing Broker expressly reserves the right, in its sole discretion, to limit and restrict any of the Services including, without limitation, by rejecting any order or transaction for any Account, by refusing to execute, clear or settle any Transaction, to carry or to continue to carry any Account, or to provide Margin for any Account,

2.3.2 Clearing Broker may liquidate any and all Transactions or collateral held in an Account in the following circumstances: (i) upon the request of Correspondent; (ii) upon the death, incapacity, insolvency, or bankruptcy of Customer where Customer has a balance due Clearing Broker; (iii) upon a Customer's failure to honor any obligations with respect to Transactions, the Account or Margin; (iv) in the event failure to do so would result in a violation of the Applicable Rules; or (v) Clearing Broker in conjunction with Correspondent determines to do so.

2.3.3 Unless otherwise expressly agreed to in a writing signed by both parties, Clearing Broker shall not be responsible for providing any of the following services: (i) accounting, bookkeeping or record keeping, cashiering or other services with respect to commodity transactions or other transactions not involving securities; (ii) preparation of Correspondent's payroll records, financial statements or any analysis thereof; (iii) preparation or issuance of checks in payment of Correspondent's expenses, other than expenses incurred by Clearing Broker on behalf of Correspondent; (iv) payment of commissions, salaries or other remittances to Correspondent's salespersons or other employees or agents; (v) preparation or filing of any of Correspondent's reports to the SEC or any state securities commission or any Exchange, provided, however, that Clearing Broker will, at the request of Correspondent, furnish Correspondent with any necessary information contained in records kept by Clearing Broker and not otherwise available to Correspondent for use in making such reports; (vi) delivery of prospectuses or other disclosure documents required pursuant to Applicable Rules other than disclosures required to be made pursuant to F1NRA Rule 3230 or any similar rule of any Exchange, or SEC Rule 10b16, (vii) making and maintaining reports and records required by the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations thereunder, or any other similar provisions within the Applicable Rules; (viii) verification of address changes of Customers; and (ix) any other function, task or service not specifically allocated to it in this Agreement.

2.3.4 Clearing Broker shall cooperate with Correspondent in sharing information regarding Customer transactions that may involve suspicious activity provided, however, Clearing Broker is entitled to file such suspicious activity reports as the Clearing Broker in its sole discretion believes are necessary and nothing contained within this Agreement shall require Clearing Broker to provide Correspondent with any report Clearing Broker is prohibited by law from sharing or to provide Correspondent with any information regarding a suspicious activity report in which Correspondent is identified as being engaged in activity suspected of violations of any law or regulation.

2.3.5 Solely for purposes of the Securities Investor Protection Act of 1970 and the SEC's financial responsibility rules, Customer Accounts shall be considered to be accounts of Clearing Broker and not of Correspondent. Nothing in this paragraph will otherwise change or affect the provisions of this Agreement that provide that Customer Accounts remain Correspondent customer accounts for all other purposes including but not limited to supervision, suitability and indemnification.

2.3.6 If Correspondent directs Clearing Broker to enter into any transaction to be effected on any securities exchange or in any market on which transactions are settled in foreign currency, (i) any profit or loss arising as a result of a fluctuation in the rate of exchange between such currency and the United Sates Dollar shall be entirely for Correspondent's account and risk, (ii) all initial and maintenance margin required or requested by Clearing Broker shall be in the currency required by the applicable marketplace or clearing agency in such amounts as Clearing broker in its sole discretion may require, and (iii) Clearing Broker is authorized to convert funds in the Accounts into and from such foreign currency at rates of exchange prevailing at the banking or other institutions with which Clearing broker normally does business.

Section 3. Functions and Obligations of Correspondent

Correspondent shall perform the following functions and obligations with respect to the Accounts:

3.1 Customer Accounts

3.1.1 Opening and Approving of Accounts. Correspondent shall open and approve an Account for each Customer only upon obtaining, verifying and retaining current and correct documentation containing the financial and personal information and agreements for each Account ("Account Documents") required by the Applicable Rules. Correspondent shall introduce the Accounts for acceptance by Clearing Broker by furnishing to Clearing Broker the basic information required to open the account (including, without limitation, compliance with Correspondent's Customer Identification Program as well as standing instructions, representative number and such other information or agreements as Clearing Broker may deem necessary to perform the Services) and such Account Documents as Clearing Broker may require. Correspondent shall promptly furnish to Clearing Broker any changes or corrections to the Account information or Account Documents necessary to keep such information and Account Documents current and correct.

The Customer Identification Program established and maintained by Correspondent shall require at a minimum the information specified for each Customer and records verifying the information as required by the Applicable Rules of the United States Department of the Treasury. Correspondent will not establish or maintain specially coded or numbered accounts. Correspondent will not open Customer Accounts in jurisdictions where it is not appropriately registered. Correspondent shall undertake reasonable efforts to ascertain that the Customer is not engaged in unlawful activities, the assets being invested have been legitimately obtained, and any disbursements to a customer or third party are for legitimate purposes. Correspondent shall annually provide Clearing Broker with copies of its independent audit of its anti-money laundering program and Customer Identification Program.

Correspondent hereby agrees and acknowledges that it is obligated to comply with restrictions and conditions on opening and accepting certain Accounts, including but not limited to, the following:

a.	Non-Resident Alien Accounts Carried Directly or Through an Investment Advisor.

For any Account opened for a non-resident alien, Correspondent must record the customer's passport number and obtain a copy of the government document used to verify the individual's identity at the time the Account is opened. Correspondent must also obtain a copy of a passport or other governmental identification for any of the following: the grantor/settler of a foreign trust; and any beneficial owner of an offshore corporate account if: (1) the account is a personal holding company or private investment company; or (2) the beneficial owner of the entity which maintains the account holds more than a 10% interest in the entity. Correspondent may not open any Account for a personal holding company or private investment company if one or more beneficial owners are U.S. persons. With respect to those Accounts involving investment advisers, Correspondent will conduct a sufficient inquiry to obtain, record and verify information as outlined above about the advisor's customer, including ascertaining the identity of each beneficial owner, of any such Account prior to opening the Account unless Correspondent has ascertained that the investment adviser meets the exception set forth in SEC No Action letter dated February 13, 2004 relating to reliance on investment advisers or other SEC guidance applies.

b.	Shell Bank Accounts, Foreign Bank Accounts, and Private Banking Accounts.

Correspondent, working in conjunction with Clearing Broker, shall implement the provisions of sections 312, 313, and 319 of the USA PATRIOT Act. Copies of all certifications obtained by Correspondent shall be promptly forwarded to Clearing Broker. In this connection, Correspondent will detect Accounts for unregulated shell banks through its OP and through ongoing monitoring of Transactions. Upon finding or suspecting such Accounts, Correspondent will take immediate steps to investigate and to terminate any verified Account for an unregulated foreign shell bank. Correspondent will require its foreign account holders to complete the model certifications and re-certifications as issued by the U. S. Treasury, Correspondent will review Accounts to determine whether it offers any "private banking" Accounts and will conduct due diligence on such Accounts. Correspondent will also review public information to determine whether any "private banking" account holders are "senior foreign political figures". If Correspondent discovers that a particular "private banking" account holder may be a "senior foreign political figure", it will conduct additional enhanced due diligence and report transactions that may involve money laundering.

3.1.2 Confidentiality of Customer Information Correspondent shall maintain the confidentiality of all non-public personal information provided with respect to the Customer and shall provide for adequate security and integrity of the records regarding such customer information in accordance with the Applicable Rules. Correspondent shall provide each Customer with a notice regarding its privacy policies and procedures in accordance with Regulation S-P of the SEC upon the opening of the Account and annually thereafter.

3.2 Execution of Trades, Confirmations and Periodic Statements. Correspondent may forward Customer orders and instructions for Transactions to Clearing Broker for execution pursuant to Section 2.1.2. If Correspondent executes Transactions "away" from the Clearing Broker, or if Correspondent provides specific instructions to Clearing Broker with respect to order routing, Correspondent will comply with all Applicable Rules concerning best execution and disclosure to Customers of order routing or payment for order flow. Correspondent shall provide Clearing Broker with all necessary information to generate and mail directly to Customers confirmations with respect to any and all Transactions and periodic statements with respect to the Account. Correspondent understands and agrees that all confirmations and periodic statements shall indicate that the Account is carried, and Transactions are cleared and settled, by Clearing Broker. It is understood that Clearing Broker shall accept, without any inquiry or investigation, all directions from Correspondent, as agent of each Customer, regarding Transactions in Accounts, and any other instructions from Correspondent, as agent of each Customer, concerning Accounts or the property therein, including the transfer of funds to third parties except as such instructions may conflict with the Clearing Broker's rights and obligations under this Agreement.

3.2.1 Examination and Notification of Errors. Correspondent shall examine all confirmations, statements, and other reports in whatever medium provided to Correspondent by Clearing Broker. Correspondent must notify Clearing Broker of any error claimed by Correspondent in any account; as to purchase and sales transactions prior to settlement date and as to all other transactions within the time in which Clearing Broker is able to, without violating applicable law, reverse the transaction. If Correspondent fails to do so, Correspondent shall be deemed to have waived its right to make any claim against Clearing Broker with respect to such error.

3.2.2 Responsibility for Errors in Execution. Correspondent shall be responsible for transmission to Clearing Broker of all orders and for any errors in the Correspondent's recording or transmission of such orders.

3.3 Disclosure to Customers. Correspondent shall provide to Customers any disclosures and obtain any agreements from its Customers as required by the applicable rules, including, without limitation, any disclosures or agreements required for listed options, penny stocks, derivative securities, account transfers or conversions. The cost of making such disclosures or obtaining such agreements shall be borne by Correspondent. Without limiting the generality of the foregoing, Correspondent shall advise Customers in writing upon the opening of an Account and at least annually thereafter that they may obtain information about the Securities Investor Protection Corporation ("SIPC"), including the SIPC brochure, by contacting SIPC, and shall also provide the website address and telephone number of SIPC.

3.4 Supervision of Accounts. Correspondent acknowledges that Clearing Broker's relationship with Correspondent and with Customers shall be strictly limited to the provision of the Services hereunder and that Clearing Broker shall only perform and be responsible for such Services. Correspondent shall have the exclusive responsibility for ascertaining the investment objective of each Customer, "knowing the Customer," the suitability of Transactions effected for Customers, and Clearing Broker shall have no such responsibility with respect thereto. Correspondent shall have the exclusive responsibility for compliance with Rule 2310 of tile FINRA with respect to each Account and every order, Transaction or instruction. Correspondent has established and maintains, and shall have exclusive responsibility for adherence to, compliance and supervisory procedures adequate to assure compliance by Correspondent, its agents, servants and employees with the Applicable Rules and this Agreement, which procedures for supervision include provisions with respect to: (i) the opening, approving and monitoring of Accounts including the suitability of Transactions; (ii) the reasonable basis for recommendations made and investment advice and investment strategies provided to Customers; (iii) the orders and execution of orders for Transactions in compliance with Customer instructions; (iv) the frequency of trading in the Accounts, whether or not such Transactions are instituted by Correspondent, its partners, officers, employees or any registered investment adviser; (v) discretionary Accounts; (vi) restricted Accounts as defined by the Applicable Rules; (vii) compliance with restricted or control stock requirements of the Applicable Rules; (viii) securing and transmitting orders in a form and format as specified by Clearing Broker; (ix) compliance with mutual fund prospectus requirements regarding purchase and sale activity; and (x) oversight of Customer trade activity with regard to potential market manipulation.

3.5 Customer Payments. While each Customer is directly responsible to Clearing Broker with respect to payment for all securities purchased, and for the delivery of all securities sold, for his or her Account, Correspondent shall be responsible for obtaining from each Customer such funds or securities as are required to be deposited or maintained in Accounts. Correspondent shall be responsible to Clearing Broker for payment for securities purchased in the Accounts until actual and complete payment therefor has been made. Correspondent shall be responsible to Clearing Broker for delivery of securities in the Accounts until acceptable deliveries of such securities have been completed. If Correspondent maintains minimum net capital of less than $250,000, it shall direct Customers to make all payments for Transactions payable to Clearing Broker. Correspondent shall promptly transmit all funds and promptly deliver all securities received in connection with its activities as a broker or dealer directly to Clearing Broker. Correspondent shall deposit in bank accounts established for the benefit of Clearing Broker prior to the close of business on the day of receipt all funds and checks received by Correspondent with respect to any Account as specified by Clearing Broker to enable Clearing Broker promptly and properly to record such remittances and receipts in the Account. Correspondent shall send all securities received by it to Clearing Broker by overnight delivery service on the day of receipt, or as specified by Clearing Broker. Correspondent is responsible for the collection of the initial Margin required pursuant to the Applicable Rules to support each Margin transaction for an Account, the amount of any Margin maintenance requirement pursuant to the Applicable Rules and the timely payment of all Account Debits, interest and other charges incurred in an Account. Correspondent is also responsible to Clearing Broker for the collection of funds or securities required to settle any Transactions. If requested by Clearing Broker, Correspondent shall promptly transmit to Customers all requests for initial and maintenance Margin and for funds or securities to settle Transactions or pay Account Debits. Correspondent shall be liable for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) incurred or sustained by Correspondent or Clearing Broker, or both, as a result of the failure of any Customer to timely make payments or deposits of securities to satisfy Account Debits, settle Transactions or to comply with any Margin calls or any term or provision of a margin agreement with Clearing Broker, and/or consent to loan and hypothecation of securities. In its sole discretion, at any time, Clearing Broker may effect a "buy-in" or "sell-out" of a Transaction or liquidate an Account Debit and collect from the Customer any deficiency resulting from the "buy-in" or "sell-out" or liquidation. Clearing Broker may charge interest to Correspondent on any resulting Account Debits.

3.6 Waiver of Procedures.

3.6.1 Subject to the Applicable Rules, Correspondent may request Clearing Broker to alter or waive compliance with any one or more of Clearing Broker's practices or policies with respect to one or more Accounts or Transactions, which waiver may be granted or denied in Clearing Broker's sole discretion. Upon making a request for waiver, Correspondent undertakes to reimburse, indemnify and hold harmless Clearing Broker from any loss of any kind that may result from such waiver and the accommodation of the request by Clearing Broker.

3.6.2 Correspondent may request that Clearing Broker extend, or continue to extend, credit to an Account in excess of the credit that Clearing Broker would otherwise be willing to extend, which request may be granted or denied in Clearing Broker's sole discretion. In connection with such an extension of credit, Correspondent shall deposit to the Account established solely for this purpose and maintained by Correspondent at Clearing Broker (the "Margin Collateral Account") such Acceptable Securities or Cash as Clearing Broker may request in an amount determined by Clearing Broker from time to time in order to secure such extension of credit. "Cash" means immediately available United States dollars; and "Acceptable Securities" means: (I) any security which is issued or fully guaranteed as to principal and interest by the United States of America; and (2) such other securities acceptable to Clearing Broker in its sole discretion.

3.6.3 In the event any deposit required to be deposited under this Agreement into the Margin Collateral Account is not timely made, Clearing Broker may in its sole discretion and regardless of whether the Margin Collateral Account is then in compliance with applicable margin requirements, pledge, re-pledge, hypothecate or re-hypothecate without prior notice any or all securities which Clearing Broker may hold in an account of the Correspondent at Clearing Broker (either individually or jointly with others), separately or in common with other securities or any other property, for the sum then due or for a greater or lesser sum and without retaining in its possession and control for delivery a like amount of similar securities; sell out any or all securities which Clearing Broker may hold for such Account or in an Account of the Correspondent at Clearing Broker (either individually or jointly with others), or buy in any or. all securities required to make delivery; or apply to an appropriate committee of any national securities exchange or association for an extension of the time within which payment or delivery is due. Any sale, purchase or cancellation authorization hereunder may be made, in Clearing Broker's sole discretion, on an exchange or other market where such business is then usually transacted, or at public auction, or at a private sale without advertising the same and without any notice, prior tender, demand or call; and Clearing Broker may purchase the whole or part of such securities free from any right of redemption and the Account and the Correspondent shall remain liable for any deficiency. Any election as to whether to enforce the foregoing provisions against either the Account or the Correspondent, or the allocation between such Accounts, is at Clearing Broker's sole discretion, and any decision to act or not to act will not limit or supersede Clearing Broker's rights under section 9 of this Agreement.

3.7 Validity and Authority of Information. Correspondent shall obtain and maintain the necessary documents, information, systems and interfaces with Clearing Broker's systems in order to perform the functions and obligations allocated to Correspondent pursuant to this Agreement. Correspondent represents and warrants to Clearing Broker that: (i) all Accounts, orders, Transactions, instructions, Margin and Account Debits established, entered, incurred or maintained have been duly and validly authorized and are legally binding and enforceable according to their terms against the Customer; (ii) all securities delivered by a Customer or Correspondent to Clearing Broker are genuine, will be in good delivery form, free of liens, claims and encumbrances and have not been reported lost, missing or stolen; and (iii) all documents delivered to Clearing Broker will be genuine and duly executed by the parties named therein,

3.8 Customer Correspondence. All Customer correspondence shall be reviewed, responded to and resolved by Correspondent; provided, however, that to the extent any Customer correspondence contains any inquiry or complaint relating to Services provided by Clearing Broker, Correspondent shall promptly provide Clearing Broker with copies of the correspondence. Clearing Broker shall cooperate with Correspondent by providing such information and copies of documents and records as are reasonably necessary for Correspondent to respond to such Customer.

3.9 Negotiable Instruments. In the event that the Services provided herein shall allow Correspondent to issue to Customers negotiable instruments such as drafts or checks, for which Clearing Broker is the drawer or maker, Correspondent shall have provided to Clearing Broker supervisory procedures satisfactory to Clearing Broker with respect to the issuance of such instruments and hereby represents and covenants that it shall maintain and shall enforce such supervisory procedures relating to such instruments.

3.10 DVP/RVP and Prime Brokerage Transaction.

3.10.1 Correspondent agrees that all Customers who engage in delivery versus payment ("DVP") or receipt versus payment ("RVP") transactions (and their agents) will utilize the facilities of a securities repository for the confirmation, acknowledgment, and book entry settlement of all depository eligible transactions, subject to the exceptions of the Applicable Rules with respect to all DVP/RVP transactions, except for the delivery of confirmations.

3.10.2 Correspondent shall not engage in any prime brokerage transactions without the prior approval of Clearing Broker.

3.10.3 Correspondent agrees that all transactions where Correspondent acts as an executing broker for Accounts that utilize a prime broker ("Prime Brokerage Customers"), shall be conducted in accordance with the requirements of the SEC No- Action Letter, dated January 25, 1994 (the "SEC No-Action Letter").

3.10.4 Correspondent shall notify Clearing Broker with respect to each Prime Brokerage Customer for which Correspondent intends to act as an executing broker and Correspondent shall be solely responsible for conducting its own credit review with respect to such Prime Brokerage Customer. Correspondent shall promptly notify Clearing Broker, but in no event later than 3:00 p.m. Eastern Standard Time of trade date, in a mutually acceptable fashion, of such trades in sufficient detail for Clearing Broker to be able to report and transfer any trade executed by Correspondent on behalf of a Prime Brokerage Customer to the relevant prime broker. Correspondent understands and agrees that if the prime broker shall disaffirm or DK any trade executed by Correspondent on behalf of a Prime Brokerage Customer, Correspondent shall, if it has not already done so, open a Margin Account for such Prime Brokerage Customer and shall transfer or deliver the trade to such Margin Account for the risk and expense of Correspondent to the same extent as for any Account introduced by Correspondent pursuant to this Agreement. Correspondent understands and agrees that for certain Prime Brokerage Customers, Clearing Broker may act as both Clearing Broker and prime broker (the "Prime Broker").

3.10.5 Correspondent agrees to indemnify and hold harmless Clearing Broker and its controlling persons, officers, directors, agents, servants and employees from and against costs, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable attorney and accountant fees) arising out of or resulting from Correspondent's activities as an executing broker.

3.11 Reporting Obligations. Correspondent is responsible for filing all currency transaction reports and suspicious activity reports, including form SAR-SF, cash transaction reports ("CTR"), and such other reports required of Correspondent pursuant to the Applicable Regulations. Unless prohibited by law, Correspondent shall notify Clearing Broker of its intent to file any SAR-SF regarding a Customer, shall share information with Clearing Broker information regarding the transactions and shall provide a copy of any SAR-SF filed regarding a Customer to Clearing Broker. Correspondent shall share with Clearing Broker all CTR filings and any other reports filed with regulatory authorities regarding cash and currency transactions unless such sharing or communications regarding such reports are prohibited by law.

3.12 Underwriting; Syndicates. Provided Correspondent is eligible and has the requisite regulatory authority pursuant to Applicable Rules to engage in securities transactions as an underwriter, Correspondent shall inform Clearing Broker in writing which securities Correspondent intends to act as underwriter, or as to which Correspondent intends to enter into, or join, a syndicate (whether as part of the underwriting or selling group) relating to the issuance or placement of those securities. Clearing Broker shall have the reasonable right to limit or prohibit Correspondent's underwriting or syndicate activities with respect to any security. Clearing Broker may impose certain conditions upon Correspondent's serving as an underwriter or its participation in any syndicate.

3.13 Marketmaking. Upon the execution of this Agreement, Correspondent shall provide to Clearing Broker a written list of all securities with respect to which Correspondent is a marketmaker. Correspondent shall give prior written notice of any proposed changes in its marketmaking activities. Correspondent shall provide Clearing Broker on a timely basis with information regarding any changes in its market-making securities sufficient to ensure that any confirmations sent to Customers by Clearing Broker on Correspondent's behalf contain correct information regarding Correspondent's role in the transaction. Clearing Broker shall have the right to limit or prohibit Correspondent's marketmaking activities with respect to any security and to demand an additional deposit to the Deposit Account pursuant to Section 6.2 with respect to any market making activities of the Correspondent.

3.14 Secondary Correspondents. Correspondent covenants that it shall not, without the prior approval of Clearing Broker, enter into or execute any agreement with another broker- dealer, including an affiliated broker-dealer (each, a "Secondary Broker-Dealer"), which would have the effect of extending to such Secondary Broker-Dealer any service or product provided by Clearing Broker to Correspondent. Correspondent further understands, acknowledges and agrees that (i) it bears sole responsibility for satisfying any additional or supplementary regulatory requirements relating to entering into a relationship with the Secondary Broker- Dealer, including, without limitation, the obligation, if any, to obtain the prior approval of the Correspondent's designated examining authority, the Secondary Broker-Dealer's designated examining authority, or both, and (ii) Clearing Broker may require that Correspondent accept additional responsibilities or obligations as a condition of its consent to allow such Secondary Broker-Dealer to receive such services and products through or with Correspondent, including, without limitation, that Correspondent guaranty the obligations of such Secondary Broker- Dealer, or that Correspondent increase the amount of the deposit required under section 6.2 of this Agreement. Correspondent further agrees that any secondary or piggyback relationship that is established will conform to the requirements of Rules 3150 and 3230. These rules require that Correspondent maintain the proprietary and customer accounts of any secondary member broker dealer for which it is acting as an intermediary in such a manner to enable Clearing Broker and the FINRA to easily identify data belonging to each piggyback account, The data must also be maintained in a manner that enables Clearing Broker to report data about each piggyback firm separately from the data about Correspondent.

3.15 Use of "Legent Clearing" or "Legent" Name. Each and every use by Correspondent of any of the names "Legent Clearing" or "Legent", or the name of any affiliated entity of Clearing Broker, or any abbreviation or acronym relating to or made up from any of these names, or any amended name based on or derived from any of these names, in any external communication from Correspondent, including, without limitation, any marketing materials, client communications, account documents, or usage in a proprietary or nonproprietary web-site or other Internet usage, shall be submitted to Clearing Broker prior to use for review and approval. Clearing Broker reserves the right to withhold its consent to any such usage, or to restrict or place conditions on such usage.

3.16 Amendments to Form BD. Correspondent shall provide Clearing Broker with at least one written copy of each material amendment, modification or change to Correspondent's Form BD at least (i) fifteen (15) days before its effective date or (ii) no later than the time of its submission to the appropriate regulator. Correspondent shall provide copies of any regulatory notice to Clearing Broker at the same time it is transmitted to the appropriate regulator.

Section 4. Representations and Warranties

The parties make the following representations and warranties:

4.1 Organization. Each party is duly organized and in good standing under the laws of the jurisdiction pursuant to which it was formed and is qualified to do business in each state in which it does business and is required to qualify.

4.2 Power and Authority. Each party has the requisite power and authority to enter into, execute and perform its obligations under this Agreement and, when so executed and delivered, this Agreement shall constitute a legal, valid and binding obligation enforceable in accordance with its terms.

4.3 Registration. Each party and its employees, when so required, are registered as a broker, dealer or agent under the applicable state "blue sky" laws and the Exchange Act and is a member in good standing of the FINRA and any Exchange of which it is a member.

4.4 Net Capital and Financial Reporting. Each party is in compliance with and maintains in excess of the minimum net capital required by Rule 15c3-1 under the Exchange Act and is in compliance with the capital and financial reporting requirements of the FINRA as well as all capital requirements of every state in which it is registered as a broker or dealer.

4.5 Compliance and Litigation. Each party, its officers, directors, agents, employees and servants are in material compliance with all Applicable Rules.

4.5.1 Correspondent further represents and warrants that, except as set forth in a letter of even date herewith, there is no claim, action, proceeding, investigation or inquiry pending or threatened before any court, tribunal, administrative judge or hearings officer alleging a violation of an Applicable Rule, or seeking suspension or cancellation of its broker or dealer registration with any state or the SEC or its membership in any Exchange or the FINRA.

4.5.2 Correspondent further represents and warrants that, except as set forth in a letter of even date herewith, there is no claim, action, proceeding or arbitration pending or threatened in any court or tribunal seeking damages in excess of $ 10,000.

4.6 Anti-Money Laundering Programs Each party has established and maintains an anti-money laundering program consisting of (i) written internal policies, procedures and controls designed to prevent and detect money laundering activity and suspicious currency or securities transactions that could facilitate money laundering activities, (ii) designation of a compliance officer to monitor the program, (iii) continuing training to employees regarding anti-money laundering, and (iv) independent audit functions to annually test its anti-money laundering program.

4.6.1 Correspondent further represents that it has written policies and procedures establishing a customer identification program to verify the identity of Customers, maintain records of such verification efforts including the name, address, tax identification information and such other identifying information required by Applicable Rules and consulting and comparing alt proposed Customers against the OFAC list.

4.6.2 Each party will take such special measures as it may deem appropriate with respect to any foreign jurisdiction, institution(s), class(es) of transactions, or type(s) of account(s) designated by the U. S. Treasury Department to be of "primary money laundering concern" in accordance with Section 311 of the USA Patriot Act.

4.6.3 Each party will respond to a FinCen request about accounts or transactions by immediately searching its records to determine whether it maintains or has maintained any Account for, or has engaged in any transaction with, each individual, entity, or organization named in FinCen's request. Upon receiving an information request, the party will designate one person to be the point of contact regarding the request and to receive similar requests in the future, Unless otherwise stated in the FinCen request, the party will search current Accounts, Accounts maintained by a named suspect during the preceding 12 months and Transactions conducted by or on behalf of or with a named subject during the preceding six months. If the party finds a match, it will report it to FinCen by completing FinCen's subject information form. If the party searches its records and does not uncover a matching Account or Transaction, then it will not reply to the Section 314(a) request.

4.6.4 Clearing broker represents it has systems designed to comply with the electronic transfer of funds, specifically the "Funds Transfer Rule" and the "Travel Rule", 31 C.F.R. 103.33(f) and (g), when processing disbursements on behalf of Correspondent, Clearing Broker shall comply with these rules based on information provided by Correspondent.

4.7 Reliance. Each party in acting hereunder may rely upon the oral or written instructions of the officers, agents, employees and servants of the other party.

4.7.1 Correspondent further represents that Clearing Broker may rely on any written or oral instructions, communications or orders furnished by Correspondent with respect to any Customer or Account.

Section 5. Information and Cooperation

5.1 Financial Information. Each party shall promptly furnish to the other copies of the audited financial statements and such other financial statements as are required to be furnished to Customers under the Applicable Rules. Correspondent shall provide copies to Clearing Broker simultaneously with filing arty financial information, Form BD (or amendments thereto) or other reports with the FINRA, or the SEC, including, but not otherwise limited to, monthly and/or quarterly, whichever is applicable, financial and operational combined uniform single reports ("FOCUS Reports"), and shall provide Clearing Broker with such other information and reports of operations and financial condition as Clearing Broker may request.

5.2 Litigation and Claims. Promptly after Correspondent knows or has reason to believe it is the subject of any claim, action, suit, proceeding, arbitration, investigation or inquiry before any court, tribunal, administrative agency, Exchange, FINRA, or private arbitration panel alleging a violation of the Applicable Rules or seeking suspension or cancellation of any registration or license of Correspondent or damages in excess of $10,000, Correspondent shall furnish Clearing Broker with any answer or responsive statement submitted by Correspondent to such claims, and any other information, including without limitation, a copy of the summons and complaint, if any, which Clearing Broker may request. Clearing Broker retains the right to assess out of pocket costs to Correspondent if it becomes necessary for Clearing Broker to obtain legal assistance as a result of such actions noted above.

5.3 Cooperation. Each party shall cooperate with the other and provide the other with all appropriate data in its possession pertinent to the proper performance of any function, obligation or Services allocated pursuant to this Agreement. Correspondent shall make available to Clearing Broker, its attorneys, accountants and authorized agents such Account Documents, books and records or other information as necessary to comply with the Applicable Rules or to defend against any allegation of a violation of an Applicable Rule.

5.4 Advertising. Correspondent shall not advertise or make any public statement with respect to this Agreement, the Services or the existence of any relationship with Clearing Broker without the prior written consent of Clearing Broker. Correspondent shall not make this Agreement or any document, schedule or information incorporated by reference available to any third party except as required by the Applicable Rules.

5.5 Confidentiality. Each party shall use its best efforts to prevent unauthorized access to, or disclosure of, and shall keep confidential, any information received pursuant to this Agreement which is private, confidential or proprietary in nature to the other party and is not otherwise publicly available, including, without limitation, any information relating to a party's existing or prospective retail or institutional businesses and clients, including, without limitation, information relating to business strategies and concepts, information relating to clients' accounts, the names, address, age, financial information, and all other information in the possession or under the control of a party pertaining to client accounts, and all documentation and other tangible or intangible discoveries, ideas, concepts, software, customer lists of any type or nature, research reports, designs, drawings, specifications, techniques, models, information, source code, object code, diagrams, flow charts, procedures, and "know- how" owned by a party. This shall not preclude disclosing information required for the performance of the Services or obligations required by this Agreement, or as required under the Applicable Rules ("Disclosure Requests"). Upon receiving notification of a Disclosure Request, a party will notify the other party unless expressly prohibited under Applicable Rules.

Section 6. Payment and Deposit Accounts

6.1 Payment Account. Upon execution of this Agreement, Clearing Broker shall establish an Account for Correspondent entitled the "Payment Account." Clearing Broker shall collect for Correspondent and hold in the Payment Account all commissions, fees and other charges established by Correspondent from time to time and paid by the Customers together with any other income of Correspondent. Clearing Broker shall make payments to Correspondent from the Payment Account in accordance with Section 8.1 of this Agreement.

6.2 Deposit Account. Upon execution of this Agreement, Clearing Broker shall establish an Account for, and in the name of, Correspondent entitled the "Deposit Account". Correspondent shall deliver to Clearing Broker for deposit to the Deposit Account cash or securities which are (a) direct obligations of, or guaranteed as to the timely payment of principal and interest by, the United States, (b) acceptable to Clearing Broker, and (c) registered in the name specified by Clearing Broker or in good deliverable form and which in the aggregate have a fair market value, as determined solely in the discretion of Clearing Broker, equal to the Minimum Balance set forth at the end of this Agreement. Clearing Broker shall not be obligated to perform any of the Services at any time that the aggregate fair market value of the Deposit Account is less than the Minimum Balance. Correspondent shall be obligated to deposit additional cash or securities acceptable to Clearing Broker to cause the fair market value of the Deposit Account to be maintained in an amount equal to the Minimum Balance. Clearing Broker, upon 10 days' notice to Correspondent, may require the Minimum Balance to equal the aggregate of all obligations for which indemnity may be sought by Clearing Broker pursuant to Section 9.

6.3 Nature of Deposit Account. The Deposit Account is not part of the capital of Clearing Broker, does not constitute a partnership or equity interest in Clearing Broker, will not be subordinated to the claims of the creditors of Clearing Broker, and shall not be deemed to be Margin for any Account, unless specifically agreed to in writing by the parties. Clearing Broker may use the funds and securities in the Deposit Account in the course of its business and shall not be obligated to pay Correspondent any fee or interest received on or derived from such use, except for interest payable on the securities therein and interest on the cash balances at the rate set forth in the attached Fee Schedule.

6.4 Clearing Broker Rights to Accounts. For any claim Clearing Broker may have against Correspondent or any Customer or Account, Correspondent grants Clearing Broker a continuing security interest and general lien upon the Deposit Account and Payment Account, and acknowledges Clearing Broker shall have a right of setoff against any Accounts to the extent of any Account Debit or claim. In connection therewith, Correspondent further grants Clearing Broker a security interest and right of setoff against all the moneys, securities and other property belonging to Correspondent in the possession or control of Correspondent or a financial intermediary for the account of Correspondent and authorizes Clearing Broker to perfect such security interest by giving notice thereof to such financial intermediary. In the event Clearing Broker has a claim against Correspondent or against any Account or Customer which has not been promptly paid, Clearing Broker shall have the right to satisfy the claim by liquidating any securities or other property and withdrawing the amount, in any order, from the following: (i) the relevant Account; (ii) the Payment Account; (iii) the Deposit Account; and (iv) other securities, cash, and property held by Clearing Broker for the Account, Customer or Correspondent. Clearing Broker shall notify Correspondent of any such liquidations and withdrawals.

6.5 Disposition upon Termination. Upon the termination or expiration of this Agreement, Clearing Broker shall deliver to Correspondent the contents of the Deposit Account and Payment Account on or before the 30th day following said termination or expiration, less any withdrawals or deductions made pursuant to this Agreement, and less any amount Clearing Broker deems appropriate until a final resolution of any open items, claims or proceedings regarding any Account.

Section 7. Compliance with PAYE Provisions

7.1 Compliance with No-Action Letter. In order to comply with the SEC No-Action Letter, dated November 3, 1998 (the "No-Action Letter"), relating to the capital treatment of assets in the proprietary account of a Correspondent ("PAM"), and to permit Correspondent to use PAIB assets in its net capital computations, Correspondent understands, acknowledges and agrees that it shall identify to Clearing Broker in writing all accounts that are, or from time to time may be, proprietary accounts of Correspondent. The parties shall continue to adhere to the terms of the No-Action Letter, including the Interpretations set forth therein, in all respects.

7.2 Computation. Clearing Broker shall perform a computation for PAM assets (the "PAIB Reserve Computation") of Correspondent in accordance with the customer reserve computation set forth in Rule 15c3-3 (the "customer reserve formula") with the following modifications:

(a)                Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula may not be included as a credit in the PAM reserve computation;

(b)               Note E(3) to Rule 15c3-3a which reduces debit balances by 1% under the basic method and subparagraph (a)(1)(ii)(A) of the net capital rule which reduces debit balances by 3% under the alternative method shall not apply; and

( c ) Neither Note E(1) to Rule 15c3-3a nor NYSE Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applicable to the PAIB reserve computation.

The PAIB reserve computation shall include all proprietary accounts of Correspondent. All PAIB assets shall be kept separate and distinct from customer assets under the customer reserve formula in Rule 15c3-3. The PAIB reserve computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

7.3 Creation of Special Reserve Account. Clearing Broker shall establish and maintain a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of paragraph (0 of Rule 15c3-3 (the "PAIB Reserve Account"). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

7.4 Deposit Requirement. If the PAIB reserve computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula shall not be satisfied with excess debits from the PAIB reserve computation.

7.5 Failure to Satisfy Deposit Requirement. Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, Clearing Broker shall by facsimile or telegram, immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, Clearing Broker shall provide Correspondent with written notification within five (5) business days of the date of discovery that PAM assets held by Clearing Broker shall not be deemed allowable assets for net capital purposes. The notification shall also state that if Correspondent wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAM assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which Correspondent must transfer its PAM assets to another clearing broker, Correspondent may choose to keep its assets at Clearing Broker.

7.6 Treatment of Commissions. Commissions receivable and other receivables of Correspondent from Clearing Broker (excluding clearing deposits) that are otherwise allowable assets under the net capital rule may not be included in the PAIB reserve computation, provided that the amounts have been clearly identified as receivables on the books and records of Correspondent and as payables on the books of Clearing Broker,

7.7 Correspondent DEA Notification. Within two business days of entering into any PAIB Agreement, the Correspondent must notify its designated examining authority in writing that it has entered into such agreement with a clearing broker.

7.8 PAIB Exclusion. The proprietary account of a Correspondent that is a guaranteed subsidiary of a clearing broker or who guarantees a clearing broker (i.e., guarantees all liabilities and obligations) is to be excluded from the PAM reserve computation.

Section 8. Fees

8.1 Deduction of and Change in Fees. Clearing Broker shall charge Correspondent, and Correspondent shall pay Clearing Broker, the fees set forth in the attached Fee Schedule. Clearing Broker shall deduct the fees and all other sums Correspondent owes to Clearing Broker from the Payment Account, the Deposit Account or any other money or property of Correspondent held by or in the possession and control of Clearing Broker. After the deduction of fees and charges, Clearing Broker shall pay the balance in the Payment Account to the Correspondent within ten (10) days after the final settlement date of each month. In the event that the Payment Account balance is insufficient to cover the balance due the Clearing Broker then Correspondent will settle the balance due within ten (10) days. Clearing Broker may amend the Fee Schedule at any time to add new or expanded Services at prices contained within a notice to Correspondent. Effective no sooner than six (6) months from the date of this Agreement, Clearing Broker may amend the Fee Schedule to increase the fees upon ninety (90) days' notice to Correspondent.

8.2 Additional Consideration. As additional consideration for performing the Services, Clearing Broker shall be entitled to retain the benefit of utilizing the funds and securities in the Accounts and of carrying Account Debits. Except as otherwise agreed by the parties, no interest shall be paid or credit given for any credit balances which may be left on deposit with Clearing Broker. Interest income earned through charges on Account Debits in any Account shall be proprietary to and fully retained by Clearing Broker. Clearing Broker shall bear the costs of any Margin to effect stock borrows.

Section 9. Indemnification

9.1 Indemnity. Each party shall indemnify and hold harmless the other, and its controlling persons, officers, directors, agents, servants and employees (the "Indemnified Party"), from and against costs, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable attorney and accountant fees) (individually, a "Claim", collectively, the "Claims") arising out of or resulting from any actual or alleged breach of this Agreement, the enforcement of this Agreement, or any failure or omission to fully carry out any duties or obligations under this Agreement by the indemnifying party or any breach of any representation or warranty herein; provided, however, that Clearing Broker shall be liable to indemnify Correspondent only in the event of Clearing Broker's willful misconduct or gross negligence. In no event will Clearing Broker be responsible to any person for indirect, incidental, consequential or any similar damages, economic loss or lost profits arising out of any action or inaction by it, regardless of any notice.

9.2 Notice of Claim. The Indemnified Party shall give prompt notice of a Claim (the "Notice of Claim") to the indemnifying party and, when known, the facts forming the basis for the Claim, and the indemnifying party shall promptly pay such Claim. If a Claim involves any claim or demand by a third party, the indemnifying party shall be entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such a Claim at its expense and through counsel of its own choosing, if it gives written notice to the Indemnified Party within fifteen (15) days after the Notice of Claim is given. If the indemnifying party has assumed the defense of a Claim, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld; provided, however, that an Indemnified Party may settle or compromise any Claim without such consent if the Indemnified Party does not seek indemnification therefore.

9.3 Payment of Expenses. The indemnifying party shall promptly pay the expenses of an Indemnified Party on a continuing basis in defending against a Claim. All such proper expenses not paid within thirty (30) days after an invoice is rendered therefore shall bear interest at a rate equal to one hundred twenty-five percent (125%) of the interest rate charged for Margin under the terms of this Agreement.

9.4 Claims not Covered. Clearing Broker shall not be responsible or liable for any Claim or damages arising out of or caused, directly or indirectly, by a failure to perform, or delay in performance of any obligations under this Agreement caused by circumstances beyond Clearing Broker's reasonable control, including, without limitation: (i) acts of God; (ii) interruption, unauthorized entry into, delay in, loss (partial or complete) of computer hardware or software, data processing system, market data system, order entry system, public utility, telecommunication service or communication network used by Clearing Broker, whether or not owned by Clearing Broker, (iii) act of civil or military authority; (iv) sabotage, riot, natural emergency, epidemic, war, government action, civil disturbance, explosion, earthquake, flood, fire or other catastrophe; (v) strike or other labor disturbance; (A) Exchange, FINRA or government order, rule or regulation; (vii) energy or natural resource difficulty or shortage; and (viii) inability to obtain materials, equipment or transportation.

9.5 Survival. The indemnification provisions of this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

Section 10. Effectiveness and Termination.

10.1 Effectiveness. Subject to the approval of the FINRA and any other self-regulatory organization or entity as required under the Applicable Rules, this Agreement shall be effective as of the date first written below, and shall have an initial term of sixty (60) months (the "Initial Term") from the effective date hereof unless and until terminated as hereinafter provided in this Section 10. This Agreement will automatically renew for successive periods (each, a "Renewal Term") equal to the Initial Term unless it is terminated in accordance with the provisions of this Section 10. The clearing relationship defined by this Agreement will be considered exclusive to Legent Clearing LLC or its successors. The Correspondent will not be permitted to engage in additional securities clearing relationships without the written permission of Legent Clearing LLC or its successors.

10.2 Termination Notice. Subject to the terms and conditions of this Agreement, this Agreement may be terminated without cause by either party within ninety (90) days' prior to the expiration of Initial Term or Renewal Term of the Agreement by written notice to the other party. In the event Correspondent terminates this Agreement, Correspondent shall pay the reasonable expenses of Clearing Broker in connection with transferring, converting or closing the Accounts. Correspondent may terminate this Agreement upon notice given ninety (90) days' prior to any date established by Clearing Broker for the effective date of an increase in overall fees by more than ten (10) percent in accordance with Section 8.1.

10.3 Termination upon Default. In the event either party defaults in the performance of their respective obligations under this Agreement, the non-defaulting party may terminate this Agreement by delivering written notice to the defaulting party specifying the nature of such default and notifying the defaulting party that the default must be cured within the following thirty (30) days. If the defaulting party fails to cure the default within the prescribed 30-day period, the Agreement shall be deemed terminated forthwith without further notice.

10.4 Immediate Termination. This Agreement may be deemed terminated immediately in the event Correspondent or Clearing Broker shall: (i) become or be declared insolvent; (ii) voluntarily file or be the subject of a petition commencing a case under any chapter of Title 11 of the United States Code; (iii) make a general assignment for the benefit of its creditors; (iv) admit in writing its inability to pay its debts as they mature; (v) file an application or consent to the appointment of, or there is appointed, any receiver, or a permanent or interim trustee of that party or any of its subsidiaries, as the case may be, or all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (vi) file a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or (vii) determine that any statement, representation, warranty or covenant made herein or any document provided in connection with this Agreement shall be, or was at the time made false or misleading in any material respect.

10.5 Termination or Limitations of Services by Clearing Broker. Clearing Broker may terminate this Agreement at any time upon notice to Correspondent in the event Clearing Broker determines, in its sole discretion, that: (i) there has been a material adverse change in the financial condition, results of operations of Correspondent or business profile; (ii) there has been a material adverse change in the creditworthiness of Correspondent; (iii) the SEC, the FTNRA or other regulatory body have provided notice or, in its sole discretion, Clearing Broker has determined that continuing one or more Services to Correspondent would result in a violation of any Applicable Rule, or (iv) it has or may have Claims arising out of a breach of the obligations of the Correspondent under this Agreement, including, without limitations, those under Sections 3 and 8 hereof, in excess of ninety percent (90%) of the aggregate balances in the Payment Account and Deposit Account. Clearing Broker may, at its sole discretion, choose to limit the availability of the Services so as to enable Clearing Broker to limit its exposure to any risks posed to Clearing Broker by the Accounts. Such limitations on Services may include, but are not limited to: 1) the refusal by Clearing Broker to accept additional orders for any Accounts or restricting orders to liquidating orders only; 2) the refusal to take or make delivery on one or more Transactions or to finance such Transactions; 3) the termination of Clearing Broker's relationship with any Accounts; or 4) the imposition by Clearing Broker of higher Margin requirements in any or all Accounts. Any determination by Clearing Broker not to terminate this Agreement pursuant to this Section 10 shall not act as a waiver of Clearing Broker's rights hereunder.

10.6 Effect of Termination. Any termination of this Agreement shall not release Clearing Broker or Correspondent from any liability or responsibility to the other with respect to Transactions effected prior to the effective date of the termination, whether or not claims relating to such transactions shall have been made before or after the termination.

10.7 Termination Fee. If, for any reason, Correspondent terminates this Agreement, Correspondent shall pay certain fees to Clearing Broker. The fees are to include but not be limited to: (a) the termination fee (the "Termination Fee") as liquidated damages, and not as a penalty, specified on the attached Fee Schedule; (b) the expenses of Clearing Broker in connection with transferring, converting or closing the Accounts and (c) the monthly fees due on the remaining term of the Agreement (the greater of the stated monthly minimum or a monthly fee based on the average of the trailing twelve (12) months fees). Other fees that may be appropriate are noted in Schedules A.

In the event that Correspondent is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970 (15 USC 78aaa-III), Clearing Broker's claim for payment of a termination fee under this agreement shall be subordinate to claims of Correspondent's customers that have been approved by the trustee appointed by the Securities Investor protection Corporation pursuant to the issuance of such protective decree.

10.8 Conversion of Accounts. In the event that this Agreement is terminated for any reason, Correspondent shall arrange for the conversion of the Accounts to another clearing broker or to Correspondent if it becomes self-clearing. Correspondent shall give Clearing Broker Notice (the "Conversion Notice") of: (i) the name of the broker that will assume responsibility for clearing services for the Accounts; (ii) the date on which such broker will commence providing such services; (iii) Correspondent's undertaking, in form and substance satisfactory to Clearing Broker, that Correspondent's agreement with such clearing broker provides that such clearing broker will accept on conversion all Accounts then maintained by Clearing Broker; and (iv) the name of an individual or individuals within new clearing broker's organization whom Clearing Broker may contact to coordinate the conversion. The Conversion Notice shall accompany Correspondent's notice of termination given pursuant to this Paragraph. If Correspondent fails to give Conversion Notice to Clearing Broker, Clearing Broker may notify Correspondent's Customers as Clearing Broker deems appropriate of the terms of this Agreement and may make such arrangements as Clearing Broker deems appropriate for the transfer or delivery of the Accounts. The expense of notifying those Customers and making such arrangements shall be charged to Correspondent.

Section 11. Arbitration

Any dispute or controversy between Correspondent and Clearing Broker relating to or arising out of this Agreement shall be settled by arbitration before and under the rules of the FINRA. In the event that the FINRA shall decline or refuse jurisdiction of such dispute or controversy, the arbitration shall be conducted before and under the rules of the American Arbitration Association. Any arbitration hearing shall be held in Omaha, Nebraska. Any arbitration award may be entered in any court of competent jurisdiction.

Section 12. General Provisions

12.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws applicable to contracts made and to be performed within the State of New York.

12.2 Invalid Provisions. To the extent any provision of this Agreement is inconsistent with or in violation of an Applicable Rule, that provision shall be deemed deleted as part of this Agreement and shall not otherwise affect any other provision of this Agreement. The parties shall use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such deleted provision in light of the tenor of this Agreement. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, with respect to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

12.3 Notices. Notices shall be in writing delivered to the party at the address set forth herein or such other address as each shall designate to the other and shall be deemed given when mailed by first class mail or courier, or by facsimile transmission.

12.4 Assignment. This Agreement shall be binding upon all successors, assigns or transferees of Clearing Broker or Correspondent, irrespective of any change with regard to the name or the personnel of Clearing Broker or Correspondent. Any assignment of this Agreement shall be subject to the requisite review, approval and consent of any regulatory or self- regulatory agency or body whose review, approval and consent must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement by Correspondent shall be valid unless Clearing Broker consents to such an assignment in writing. Any assignment by Clearing Broker to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable without consent from Correspondent.

12.5 Amendments. This Agreement represents the entire Agreement between the parties with respect to the subject matter contained herein. This Agreement may not be changed orally but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. This Agreement represents the entire agreement among the parties, and supersedes all prior agreements and understandings with respect to the subject matter contained herein. The waiver or failure to act by a party with respect to a breach by the other party of any provision of this Agreement shall not constitute a waiver of any subsequent breaches of that or any other provisions of this Agreement and shall not constitute an amendment of this Agreement.

12.6 Headings. The headings contained in this Agreement are for convenience only and shall not be deemed to be a part of the Agreement, or affect the meaning or interpretation of any provision of this Agreement.

12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

12.8 Beneficiaries. The imposition or allocation of any burden or duty on or to one or the other party by this Agreement does not and is not intended to impose or create any burden, right or duty in favor of or for the benefit of any person or entity not a party to this Agreement.

12.9 Non-Solicitation of Employees. During the term of this Agreement and for a period of three (3) years after its termination, Correspondent agrees to refrain from directly or indirectly soliciting, or causing to be solicited, any employee of Clearing Broker, or any affiliated entity or entities, for the purpose of inducing such person to become employed by or associated with Correspondent or any affiliated entity in any capacity. Any breach of this section shall be deemed a default by Correspondent entitling Clearing Broker to terminate this Agreement pursuant to Section 10.3 above. In such event, Correspondent shall pay the reasonable out-of-pocket expenses of Clearing Broker in connection with converting and/or closing the Accounts. During the term of this Agreement Clearing Broker and affiliated entities agree to refrain from directly or indirectly soliciting any employee of Correspondent to become employed by or associated with such firm in any capacity. Any breach of this section shall be deemed a default by Clearing Broker entitling Correspondent to terminate this Agreement pursuant to Section 10.3 above. In such event, Clearing Broker shall pay the reasonable out of pocket expenses of Correspondent in connection with converting and/or closing the Accounts.

12.10 Insurance. Correspondent agrees to maintain, and to provide Clearing Broker with written evidence (in the form of an insurance certificate) thereof, of a Financial Institution Bond for Broker-Dealers (Fidelity Bond), Standard Form No. 14, or its equivalent, (a) in the amount of at least $250,000.00 covering any and all losses directly from any dishonest or fraudulent acts and/or omissions of Correspondent's employees and agents, and (b) issued by an insurance company with an A.M. Best rating of no less than A-,

12.11 Citations. Any reference to the rules or regulations of the SEC, FINRA, Exchange, or any other regulatory or self-regulatory organization are current citations. Any changes in the citations (whether or not there are any changes in the text of such rules or regulations) shall be automatically incorporated herein.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE, AND EXACT COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, Clearing Broker and Correspondent have executed this Agreement as of the date set forth below.

LEGENT CLEARING, LLC.

By: Raymond Maratea

Its: President

Signature: _____________________

Network 1 Financial Securities, Inc.

By: William R. Hunt, Jr.

Its: President

Signature: _____________________

2 Bridge Avenue, Suite 241 Red Bank NJ 07701

A (check one)

√ Corporation

Limited Partnership / General Partnership

Limited Liability Company

State of Organization: Texas

Minimum Balance: Clearing Deposit $100,000.00

Dated: 4/15/2010